EXHIBIT 3.1(c)

CERTIFICATE OF DESIGNATION

Of

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SHINECO, INC.

            The undersigned corporation hereby certifies as follows:

            FIRST: The name of the corporation is: SHINECO, INC.

            SECOND: The following resolutions establishing Series A Convertible Preferred Shares were adopted by the Board of Directors in accordance with Section 151 of the General Corporation Laws of the State of Delaware.

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, as amended, and in accordance with the General Corporaiton Law of the State of Delaware, the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Shineco, Inc.  Accordingly, the Company is authorized to issue Series A Convertible Preferred Stock with par value of $.001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

            1.         Designation and Number of Shares.      Shares of the series shall be designated and known as the “Series A Convertible Preferred Stock” of the Company. The Series A Convertible Preferred Stock (the “Series A Preferred”) shall consist of 2,000,000 shares. Shares of the Series A Preferred which are redeemed, retired, converted into shares of the Company’s $.001 par value per share Common Stock (the “Common Stock”), purchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series.

            2.         Dividends.        Each issued and outstanding Series A Preferred share shall entitle the holder of record thereof to receive out of funds legally available therefor, when and as declared by the Board of Directors, dividends in cash at the rate of 6% per centum per annum of the stated value thereof of seventy cents ($.70) per share, which shall be payable annually on such dates in each year as the Board of Directors shall deem advisable, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the Common shares and before distributions of any kind may be made upon the issued and outstanding Common shares.  Said dividends upon the issued and outstanding Series A Preferred shares shall be cumulative and shall be deemed to accrue from and after the date of issuance, whether earned, or whether there be funds legally available therefor, or whether said dividends shall have been declared.  Whenever full dividends upon the issued and outstanding Series A Preferred shares as aforesaid for all past annual dividend periods shall have been paid, without interest, and whenever full dividends upon the issued and outstanding Series A Preferred as aforesaid for the then current annual dividend period shall have been declared and either paid or a sum sufficient for the payment thereof set aside in full, without interest, the Board of Directors may declare, set aside, or pay additional cash dividends, and/or may make share distributions of the authorized but unissued Common shares of the Company and/or its treasury Common shares, if any, and/or may make distributions of bonds or property of the corporation, including the shares or bonds of other corporations.  Any reference to "distributions" in this paragraph contained shall not be deemed to include any distributions made in connection with any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary; nor shall any such reference to "distributions" in relation to issued and outstanding shares be deemed to limit, curtail, or divest the authority of the Board of Directors to make any proper distributions, including distributions of authorized but unissued Common shares, in relation to its treasury Common shares, if any.  If the Company fails to pay cash dividends when accumulated or deemed to accumulate, the Series A Preferred shareholders will have the right to receive additional interest at the rate of 6% per annum on the amount of such cash dividend payment that was not paid when accumulated or deemed to accumulate. No additional Preferred Shares will be issued in respect of unpaid dividends.

            3.         Redemption and Repurchase.     The Copmpany may, through its Board of Directors and in conformity with the provisions of the Delaware General Corporation Law, at any time or from time to time, redeem all or any part of the issued and outstanding Series A Preferred shares by paying the holders of record thereof, out of funds legally available therefor, the sum of seventy cents ($0.70) for each such share to be redeemed plus an amount equivalent to all unpaid annual dividends, whether or not earned or declared, which have accrued to the date fixed for redemption.  In the event of such redemption, a notice fixing the time and place of redemption shall be mailed not less than thirty days prior to the date so fixed to each holder of record of the Series A Preferred shares to be redeemed at his address as it appears on the record of shareholders.  In the event that less than all of the issued and outstanding Series A Preferred shares are to be redeemed, the shares to be redeemed shall be chosen by lot or on a pro rata basis or by such equitable method as the Board of Directors may determine.  On and after the date fixed for such redemption, the holders of the shares so called for redemption shall not be entitled to any dividends and shall not have any rights or interests as holders of said shares except to receive the payment or payments herein designated, without interest thereon, upon presentation and surrender of their certificates therefor. The Series A Preferred shareholders are entitled to require the Company to make an offer to repurchase all or part of the Series A Preferred shares at a purchase price equal to the aggregate of 100% of the Stated Value of the Series A Preferred Shares and 100% of the accrued and unpaid dividends upon a change of control of the Company.

            4.         Liquidation Preference.       In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, each issued and outstanding Series A Preferred share shall entitle the holder of record thereof to payment at the rate of seventy cents ($0.70) plus an amount equal to all unpaid annual dividends,  whether or not earned or declared, which have accrued thereon to the date of payment before any payment or distribution of the net assets of the Company (whether stated capital or surplus) shall be made to or set apart or the holders of record of the issued and outstanding Common shares in respect of said Common shares.  After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Series A Preferred shares, the remaining net assets (whether stated capital or surplus), if any, shall be distributed exclusively to the holders of record of the issued and outstanding Common shares, each issued and outstanding Common share entitling the holder of record thereof to receive an equal proportion of said remaining net assets.  If the net assets of the corporation shall be insufficient to pay in full the preferential amounts among the holders of the Series A Preferred shares as aforesaid, then each issued and outstanding Seriues A Preferred share shall entitle the holder of record thereof to an equal proportion of said net assets, and the holders of the Common shares shall in no event be entitled to participate in the distribution of said net assets in respect of their Common shares.  Without excluding any other proceeding which does not in fact effect a liquidation, dissolution, or winding up of the Company, a merger or consolidation of the Company into or with any other Company, a merger of any other corporation into the Company, participation by the Company in a plan for share exchanges with another corporation, or a sale, lease, mortgage, pledge, exchange, transfer, or other disposition by the corporation of all or substantially all of its assets shall not be deemed, for the purposes of this paragraph, to be a liquidation, dissolution, or winding up of the Company.

            5.         Conversion.      At anytime on and after the date of issuance, and subject to any conditions herein contained, any or all of the Series A Preferred shares of the Company shall be convertible at any time, and from time to time, at the option of any one or more of the holders of record thereof into fully paid and nonassessable Common shares of the Company upon surrender to the Company or its designee of the certificate or certificates representing the Series A Preferred share or shares to be converted, together with a written notice of election to convert; and, upon receipt by the Company or its designee of such notice and of such surrendered certificate or certificates with any appropriate endorsement thereon, as may be prescribed by the Board of Directors, any such holder shall be entitled to receive a certificate or certificates representing the Common share[s] into which such Series A Preferred share[s] are convertible, and any such holder shall be deemed to be a holder of record of said Common share[s] as of the time of said receipt by the corporation or its sign designee.

Each Series A Preferred share is convertible, at the option of the Series A Preferred Series A Shareholder at any time, into one of Share common stock at the price equal to 88% of the market price on the date of conversion and 1/4common stock purchase warrants. Cost of conversion fees have to be borne by the Series A Preferred shareholder. There is no separate issue price for the Warrants. Each Warrant carries the right to subscribe for one Common Share at an exercise price of $2.  In connection with effecting any transfer to the Company for cancellation of any Preferred shares upon conversion of the same into Common shares, the Company shall not be obliged to issue a certificate or certificates for fractions of a Common share but shall pay to the holder thereof the cash value of such fractional common shares. Any Series A Preferred shares which have been converted shall be cancelled and shall be restored to the status of authorized but unissued Series A Preferred shares.  Except as such requirement may otherwise be dispensed with by law, the Board of Directors of the Company shall at all times reserve a sufficient number of authorized but unissued Common shares, which shall be issued only in satisfaction of the conversion rights and privileges aforesaid.  Whenever the Company shall determine to redeem any or all of the outstanding Series A Preferred shares, the notice of redemption in that connection shall include a statement to the effect that the rights and privileges of each holder of said Preferred shares to convert the same will cease at the close of business on the day prior to the date of redemption specified in the notice of redemption.  Whenever the Company shall issue any shares (other than the Series A Preferred shares aforesaid), bonds, securities, or obligations which are convertible into or exchangeable for Common shares, shall issue any warrants, options, or similar rights which entitle the holders thereof to subscribe for, purchase, or otherwise acquire Common shares, shall subdivide, combine, or otherwise change its Common shares, or shall take or permit to be taken any other action which will result in the dilution of the conversion rights and privileges of the Series A Preferred shares, the Board of Directors of the Company shall forthwith cause to be made any such adjustment on the basis of conversion as it shall determine to be necessary to preserve to said holders of the Series A Preferred shares those rights and privileges which are substantially proportionate to the rights and privileges of the Series A Preferred shares existing prior to said event or events.  After any reorganization or any consolidation or merger of the Company or any sale, lease, mortgage, pledge, exchange, transfer, or other disposition of all or substantially all of the assets of the Copmpany, the holders of the Series A Preferred shares shall thereafter be entitled to receive, upon conversion, the kind and amount of shares or other securities or property which they would have been entitled to receive had they converted such Series A Preferred shares into Common shares of the Company as of the record date for the determination of Common shareholders entitled to cast their votes for or against or to express any dissent to such reorganization, consolidation, merger, sale, lease, exchange, or other disposition; and, after the happening of one or more of the aforesaid events, if any, the rights of such holders of the Series A Preferred shares with respect to the adjustment of basis of conversion shall be appropriately continued and preserved in order to afford, as nearly as possible, protection against dilution of the conversion rights and privileges comparable to those conferred herein.  The reference to Common shares herein shall be deemed to include shares of any class into which said Common shares may be changed.

            6.         Transferability.

Voting, anti-dilution and other rights attaching to the Series A Preferred Shares.During the first 12 months from and after the issue date, the Series A Preferred shareholders are not permitted to transfer any of the Series A Preferred shares or shares issuable upon conversion of the Series A Preferred Shares.  From and after the date occurring 12 months and one day after the issue date, except as described below, there will be no restrictions on the transfers by the shareholders of the Series A Preferred Shares. Shares issuable upon conversion thereof by the shareholders to any person who holds, or would hold, as a result of any such transfer, more than 5% of the issued share capital of the Company, or, to certain designated competitors of the Company, will be restricted.  Designated competitors generally include any person, together with its controlled affiliates, primarily engaged in the healthcare business that has, together with its controlled affiliates, annual consolidated gross revenues in excess of US$1,000,000. Transfers among the shareholders will not be subject to the foregoing restrictions.

            7.         Adjustments to Conversion Rate and Reorganization.  The conversion price for the Series A Preferred Shares will be adjusted downwards to account for stock dividends, stock splits, reclassifications of shares and below market issuances of shares in which a convertible Series A Preferred shareholder elects not to participate. In the case where the Series A Preferred shareholders do not participate in the above-mentioned offer, the conversion price is adjusted to account for the below-market issuance. However, no adjustment is provided unless the offer price is at least 85% of the market price and then only with respect to amounts below the 85% trigger. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a Conversion shall be subject to adjustment from time to time as hereinafter set forth:

                        (a)        Stock Dividends - Recapitalization, Reclassification, Split-Ups.  If, prior to the date of Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Conversion of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

                        (b)        Aggregation of Shares.  If prior to the date of Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the Conversion of the Series A Preferred shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                        (c)   Change Resulting from Reorganization or Change in Par Value, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Series A Convertible Preferred Stock shall have the right thereafter to receive upon the conversion of the Series A Convertible Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Convertibgle Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

                        (d)        Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

            8.         Voting Rights.    The holders of record of shares of Series A Convertible Preferred Stock shall be entitled to the following voting rights:

                        (a)        Those voting rights required by applicable law and as provided in Sections 7(b) and 7(c)  hereof; and

                        (b)        The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote.    Each share of Series A Convertible Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable in a Conversion based on the then applicable Conversion Rate.

                        (c)        Whenever holders of Series A Convertible Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series A Convertible Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A  Convertible Preferred Stock, as set forth in this Section 8(c).

            9.         No Impairment.    The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.

            10.       No Fractional Shares and Certificate as to Adjustments.    No fractional shares shall be issued upon the conversion of any share or shares of the Series A Convertible Preferred Stock but the holder shall receive the cash value of such fractional share.  The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            11.       Notices of Record Date.    In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            12.       Notices.    Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given (a) if deposited in the People’s Republic of China or the United States mail, if applicable, mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company (b) by facsimile transmission, email or other electronic means or (c) by personal delivery.

            13.       Protective Provisions.    So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting as a separate class:

                        (a)        create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A Convertible Preferred Stock.

                        (b)        directly or indirectly, alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock.

                        (c)        amend the Company’s Articles of Incorporation in a manner that materially adversely affects the rights, preferences or privileges of the holders of the Series A Convertible Preferred Stock.

                        (d)        liquidate or wind-up the Company; or

                        (e)        redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, except as otherwise provided herein; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

            14.       Return of Status as Authorized Shares.    Upon a Conversion or any other redemption or extinguishment of the Series A Convertible Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

            15.       Amendment.     This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Convertible Preferred Stock. For as long as any shares of Series A Convertible Preferred Stock are outstanding, the terms hereof may be amended, modified, repealed or waived only by vote of the Board of Directors of the Company and a vote of a majority of the holders of the outstanding shares of Series A Convertible Preferred Stock, voting together as a class and series.

            IN WITNESS WHEREOF, Shineco, Inc. has caused this Certificate to be signed by Yuying Zhang and Lin Wen, its President and Secretary, respectively, this first day of  December, 2005.

SHINECO, INC.

By:  _________________________________________________
        Yuying Zhang   , President

By: _________________________________________________
        Lin Wen, Secretary

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS: _________________________________________________